Exhibit 16.1

HKCMCPA

HKCM CPA & Co

Certified Public Accountant

December 27, 2018

Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549

RE: NF Energy Saving Corporation

We have read the statements made by NF Energy Saving Corporation in Item 4.01 of this Form 8-K regarding the change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in Item 4.01 of this Form 8-K.

Very truly yours,

/S/ HKCM CPA & Co.

HKCM CPA & Co

Certified Public Accountants

(Predecessor firm: HKCMCPA Company Limited)